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                        WIRELESS CABLE TV ASSOCIATES #38


                             C/O MANSFIELD & TANICK


                           1560 INTERNATIONAL CENTER


                            900 SECOND AVENUE SOUTH


                          MINNEAPOLIS, MINNESOTA 55402

                             ---------------------


                                January 26, 1996


Dear Partner:


     You are cordially invited to attend the special meeting (the "Partners Meeting") of general partners (the "Minneapolis Partners") of WIRELESS CABLE TV ASSOCIATES #38, a California general partnership ("Minneapolis Partnership"), which will be held on February 22, 1996 at 10:00 a.m., local time at the Westin Hotel Galleria, 13340 Dallas Parkway, Dallas, Texas 75240, (214) 934-9494.



     At this important Partners Meeting, you will be asked to consider and vote upon a proposal to approve the Amended and Restated Asset Purchase Agreement attached as Appendix J to the accompanying Proxy Statement/Prospectus (the "Minneapolis Agreement"), dated as of October 4, 1995, by and between Minneapolis Partnership and Heartland Wireless Communications, Inc., a Delaware corporation ("Heartland"), pursuant to which (i) Minneapolis Partnership will sell to Heartland substantially all of its assets, consisting of a 75% membership interest in and to American Wireless System of Minneapolis, L.L.C., a Delaware limited liability company that owns and operates a wireless cable television system in Minneapolis, Minnesota (the "Minneapolis LLC"), (ii) Heartland will issue to Minneapolis Partnership that number of newly issued publicly tradeable shares (the "Minneapolis Shares") of common stock, par value $.001 per share, of Heartland ("Heartland Common Stock") having an aggregate exchange value equal to the sum of (A) $18.0 million plus (B) $500 for each wireless cable television subscriber in excess of 2,500 ("Additional Subscribers") as of the fifth business day preceding the consummation of the Minneapolis Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996) (currently estimated to be 1,000 Additional Subscribers, and not anticipated to exceed 2,000 Additional Subscribers), (iii) Heartland will assume up to $2.2 million of liabilities of Minneapolis Partnership to American Wireless Systems, Inc., a Delaware corporation ("AWS"), and (iv) Minneapolis Partnership and the Minneapolis Partners approving the Minneapolis Agreement will assign to Heartland certain claims (the "Minneapolis Claims") against AWS, its predecessors and their respective affiliates (the "Minneapolis Claim Assignment"). The exchange value of the Minneapolis Shares will be equal to either (a) the lesser of $23 per share and the average closing price of Heartland Common Stock as reported on the Nasdaq Stock Market's National Market over the ten-trading-day period ending on the fifth business day preceding the consummation of the Minneapolis Agreement (or February 15, 1996 based upon a contemplated closing date of February 23, 1996) or (b) if such closing average is equal to or in excess of $30 per share, then (i) the product of the closing average multiplied by $23, divided by (ii) $30. IN THE EVENT THAT THE AVERAGE CLOSING PRICE OF THE HEARTLAND COMMON STOCK AS REPORTED ON THE NASDAQ STOCK MARKET'S NATIONAL MARKET OVER THE SEVEN TRADING DAY PERIOD ENDING ON FEBRUARY 12, 1996 (REPRESENTING THE FIRST SEVEN DAYS TO BE INCLUDED IN THE ANTICIPATED CALCULATION PERIOD) IS GREATER THAN $34 OR LESS THAN $23, THE MINNEAPOLIS PARTNERS WILL BE PROVIDED WITH AN ADDITIONAL WRITTEN CONSENT TO ENABLE SUCH MINNEAPOLIS PARTNERS WHO WISH TO DO SO TO CHANGE THEIR VOTE. As a part of the approval of the Minneapolis Agreement, the Minneapolis Partners will also be asked to approve the liquidation and dissolution of Minneapolis Partnership ("Minneapolis Liquidation") in accordance with the terms and conditions of the Agreement and Plan of Liquidation attached as Appendix L to the accompanying Proxy Statement/Prospectus (the "Minneapolis Liquidation Plan"), pursuant to which the Minneapolis Shares will be distributed. The transactions contemplated by the Minneapolis Agreement, the Minneapolis Claim Assignment, the Minneapolis Liquidation Plan, and the consummation thereof, are collectively referred to herein as the "Minneapolis Transaction."



     THE MINNEAPOLIS TRANSACTION IS MORE COMPLETELY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AND COPIES OF THE MINNEAPOLIS AGREEMENT, THE MINNEAPOLIS CLAIM ASSIGNMENT AND THE MINNEAPOLIS LIQUIDATION PLAN ARE ATTACHED AS APPENDIX J, APPENDIX K AND APPENDIX L, RESPECTIVELY, THERETO.

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     AT THE MEETING OF THE MANAGEMENT COMMITTEE OF MINNEAPOLIS PARTNERSHIP
("MINNEAPOLIS COMMITTEE") HELD TO CONSIDER THE MINNEAPOLIS TRANSACTION, THE MINNEAPOLIS COMMITTEE CAREFULLY CONSIDERED AND APPROVED THE TERMS OF THE MINNEAPOLIS TRANSACTION AS BEING IN THE BEST INTEREST OF MINNEAPOLIS PARTNERSHIP AND THE MINNEAPOLIS PARTNERS. THE MINNEAPOLIS COMMITTEE RECOMMENDS THAT THE MINNEAPOLIS PARTNERS VOTE FOR THE PROPOSAL TO APPROVE THE MINNEAPOLIS TRANSACTION.

     AT THE PARTNERS MEETING, THE MINNEAPOLIS PARTNERS WILL BE ASKED TO APPROVE AND ADOPT THE MINNEAPOLIS AGREEMENT, THE MINNEAPOLIS CLAIM ASSIGNMENT, THE MINNEAPOLIS LIQUIDATION PLAN AND THE TRANSACTIONS RELATED THERETO AS A PART OF ONE APPROVAL. THE MINNEAPOLIS PARTNERS ARE NOT BEING REQUESTED, AND WILL NOT BE ENTITLED, TO SEPARATELY APPROVE AND ADOPT THE MINNEAPOLIS AGREEMENT, MINNEAPOLIS CLAIM ASSIGNMENT, MINNEAPOLIS LIQUIDATION PLAN AND TRANSACTIONS RELATED THERETO.

     Pursuant to the terms of the Minneapolis Agreement, the affirmative vote of Minneapolis Partners representing two-thirds ( 2/3) of the outstanding partnership interests in Minneapolis Partnership is necessary to approve the Minneapolis Transaction.

     Neither applicable California partnership law nor the partnership agreement for Minneapolis Partnership provides for any dissenters or appraisal rights to any Minneapolis Partner abstaining from or voting against the Minneapolis Transaction.


     The Minneapolis Transaction is only one of five (5) separate, but related, transactions (collectively, the "Transactions") which Heartland intends to consummate at or about the same time. The shares of Heartland Common Stock to be issued in connection with each of the Transactions are being registered on a single Registration Statement consisting of multiple Proxy Statements/Prospectuses, of which the enclosed Proxy Statement/Prospectus forms a part. The consummation of the Minneapolis Transaction is conditioned on, among other things, the requisite approval by Heartland stockholders of the Minneapolis Agreement and transactions related thereto. Additionally, the consummation of the Minneapolis Transaction is conditioned upon the consummation of an Amended and Restated Agreement and Plan of Merger between AWS and Heartland, which agreement is further discussed in the accompanying Proxy Statement/Prospectus.



     The enclosed Proxy Statement/Prospectus sets forth information, including financial data, relating to Heartland, Minneapolis Partnership and certain other parties involved in the Transactions and describes the terms and conditions of the Minneapolis Transaction and the other Transactions. The Minneapolis Committee recognizes that this Proxy Statement/Prospectus is a lengthy document. However, this document necessarily results from the complexity of the Minneapolis Transaction and the other Transactions and the need to furnish you with all appropriate information. Accordingly, the Minneapolis Committee requests that you carefully review these materials before attending the Partners Meeting and/or completing the enclosed Consent. SIGNED BUT UNMARKED CONSENTS RETURNED BY A MINNEAPOLIS PARTNER WILL BE DEEMED TO BE A VOTE FOR THE APPROVAL OF THE MINNEAPOLIS TRANSACTIONS.



     Should you have any questions about the voting procedure completing your Consent, or the accompanying Proxy Statement/Prospectus, please feel free to contact Minneapolis Partnership at Mansfield & Tanick, 1560 International Center, 900 Second Avenue South, Minneapolis, Minnesota, 55402 (telephone (612) 339-4295).


                                            Very truly yours,

                                            By:
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                                            Name:
                                                 ----------------------------
                                            Title:
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